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                                                                   Exhibit 99.01

MEDIA CONTACT:         CHIP KEELING
                       (502) 627-2502

24-HOUR MEDIA HOTLINE: 502.627.4999                  TOLL-FREE: 888.627.4999

INVESTOR CONTACTS:     CHARLES A. MARKEL             STEVE CAVE
                       (502) 627-2203                (502) 627-3867


                   LG&E ENERGY CORP. TO BE ACQUIRED BY POWERGEN PLC
                           IN $3.2 BILLION CASH TRANSACTION

(LOUISVILLE, Kentucky, February 28, 2000) - LG&E Energy Corp. (NYSE: LGE) today announced it has signed a definitive merger agreement with PowerGen plc, under which PowerGen will acquire all of the outstanding shares of LG&E Energy in an all-cash transaction valued at $3.2 billion.

LG&E Energy will become the headquarters of PowerGen's operations in the U.S., providing PowerGen with an entry into the U.S. energy market and a strong platform for future growth.

Under the terms of the agreement, LG&E Energy shareholders will receive $24.85 in cash for each share held. The purchase price represents a premium of 58 percent above the closing price of LG&E Energy shares on Feb. 25, 2000.

PowerGen is one of the world's major independent power businesses and one of the United Kingdom's leading integrated electricity and gas companies. PowerGen has a decade of experience operating generation and distribution assets in a competitive market. The company is listed on the London Stock Exchange with a market capitalization of $4.1 billion.

The combined company will have assets of nearly $12 billion and total revenues of $8.7 billion. It will serve nearly four million customers worldwide, with a work force of more than 13,000. It will have business operations on five continents and the Indian sub-continent, including 20 Gw of generation capacity and more than 64,000 miles of transmission and distribution infrastructure.

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ADD ONE - FEBRUARY 28, 2000

"This transaction provides tremendous value for our shareholders, customers, employees and the Commonwealth of Kentucky," said Roger W. Hale, LG&E Energy chairman and chief executive officer. "It is an outstanding opportunity for the company to enhance shareholder value. It also preserves LG&E Energy's strong presence as a major corporation in the state. As a result, we will continue our longstanding commitment to economic development, charitable giving and community involvement throughout the Commonwealth. LG&E Energy remains committed to ensuring our customers benefit from some of the lowest rates in the nation and our dedicated employees will continue to provide the award-winning quality of service our customers have come to expect."

"This deal is a very exciting one for PowerGen, its shareholders and employees. Buying LG&E secures a stream of high quality, stable earnings which support shareholder value in the short term whilst providing us with the opportunity to grow our earnings in the future. Of all the opportunities we have looked at, this is the one that has the greatest potential. We are delighted to have agreed this deal with Roger and his team, with whom we have already developed excellent working relationships," said Ed Wallis, chairman and chief executive of PowerGen.

Roger W. Hale will remain chairman and chief executive officer of LG&E Energy and will join the PowerGen board of directors in London. LG&E Energy's current management team and structure will remain in place. LG&E Energy's union contracts will not be affected by the transaction.

Upon completion of the acquisition, LG&E Energy will become a wholly owned subsidiary of PowerGen. LG&E Energy and its subsidiary names will remain the same, and the company's headquarters for U.S. operations will remain in Louisville, Ky. PowerGen's American Depositary Receipts (ADR) will continue to be listed on the New York Stock Exchange, with each representing four ordinary shares.

The transaction is subject to approval by the shareholders of each company, as well as the U.S. Securities and Exchange Commission, Federal Energy Regulatory Commission, the Kentucky Public Service Commission and the Virginia State Corporation Commission.

The transaction is also subject to approval under the Hart-Scott-Rodino Act. The acquisition is expected to close within approximately nine to 12 months.


LG&E Energy Corp., headquartered in Louisville, Ky., is a Fortune 500 diversified energy services company with businesses in power generation and project development; retail gas and electric utility services; and asset-based energy marketing. It has been ranked by J.D. Power and Associates as highest in customer satisfaction with residential electric service in the Midwest. In addition, LG&E Energy ranked highest among all electric service companies ranked in the nation.


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ADD TWO - FEBRUARY 28, 2000

The company owns and operates Louisville Gas and Electric Company, a regulated electric and gas utility serving 16 Kentucky counties, and Kentucky Utilities Company, a regulated electric utility, based in Lexington, Ky., which serves 77 Kentucky counties and five counties in Virginia. LG&E Energy also owns interests in and operates non-utility power plants in six states as well as in Spain; owns interests in three natural gas distribution companies in Argentina; and owns CRC-Evans Pipeline International Inc., the world's leading provider of specialty equipment and services to the natural gas and oil pipeline construction industry.

PowerGen is a British company and one of the world's major power businesses. It is one of the UK's leading integrated gas and electric companies, generating about 14 percent of the electricity needs of England and Wales. The company has a growing retail customer base of over 2.6 million customer accounts, is the market leader in provision of large scale combined heat and power plant and in the industrial and commercial electricity market. The UK business is split into five divisions: generation, distribution, combined heat and power and distribution.

Statements made in this release that state the Company's or management's intentions, expectations or predictions of the future are forward looking statements. The Company's actual results could differ materially from those projected in the forward-looking statements, and there can be no assurance that estimates of future results will be achieved. The Company's SEC filings contain additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements.

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INTERNET RESOURCES
LG&E Energy Corp.                            www.lgeenergy.com
PowerGen plc                                 www.pgen.com